UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  MAY 12, 2003


                            MERCER INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)


                                   WASHINGTON
         (State or other jurisdiction of incorporation or organization)


             000-9409                                    91-6087550
     (Commission File Number)               (I.R.S. Employer Identification No.)



          14900 INTERURBAN AVENUE SOUTH, SUITE 282, SEATTLE, WA  98168
                               (Address of Office)

                                 (206) 674-4639
              (Registrant's telephone number, including area code)

ITEM  9.     REGULATION  FD  DISCLOSURE.

     On May 8, 2003, Mercer International Inc. ("Mercer") announced its intention to make a private offering of convertible notes or equity related securities subject to market and other conditions. Mercer expects to raise approximately $65 million through the offering. The securities will be offered to qualified institutional buyers in reliance on Rule 144A and to certain buyers outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended.

     In connection with the proposed offering, Mercer plans to distribute an offering memorandum to potential investors. The following excerpts from the offering memorandum include certain information either not previously disclosed by Mercer in or revised from its public filings:

     In  this  report,  please  note  the  following:

     * references to "we", "our", "us", the "Company" or "Mercer" mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and reference to "Mercer Inc." means Mercer International Inc. excluding its subsidiaries;

     *     a  "tonne"  is  one  metric  ton  or  2,204.6  pounds;

     * all references to monetary amounts are to "Euros", the lawful currency adopted by most members of the European Union, unless otherwise stated; and

     *     "E"  refers  to  Euros  and  "$"  refers  to  U.S.  dollars.


                                  RISK FACTORS

RISKS  RELATED  TO  MERCER

OUR LEVEL OF INDEBTEDNESS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

     * our ability to obtain additional financing to fund future operations or meet our working capital needs or any such financing may not be available on terms favorable to us or at all;

     * a certain amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

     * a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations; and

     * our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

     Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the success of the softwood kraft pulp mill (the "Stendal mill") being constructed near the town of Stendal, Germany (the "Stendal project") and the extent to which we can implement successfully our business and growth strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

OUR  BUSINESS  IS  CYCLICAL  IN  NATURE.

     The pulp and paper business is cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. The markets for pulp and paper are highly competitive and are sensitive to cyclical changes in industry capacity and in the global economy, all of which can have a significant influence on selling prices and our earnings. Demand for pulp and paper products has historically been determined by the level of economic growth and has been closely tied to overall business activity. During the past three years, list pulp prices have fallen significantly. Although pulp prices have increased in recent months, we cannot predict the impact of continued economic weakness in most world markets, the impact of the SARS (severe acute respiratory syndrome) crisis on economic activity in Asia, or the impact of war, terrorist activity or other events on our markets.

     Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulplogs for pulp production, and waste paper and pulp for paper production. Fiber costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both highly cyclical in nature. Production costs also depend on the total volume of production. Lower operating rates and production efficiencies during periods of cyclically low demand result in higher average production costs and lower margins.

THE  STENDAL  PROJECT  IS  IN  THE  DEVELOPMENT  STAGES.

     We are the majority shareholder of a project company that is constructing a softwood kraft pulp mill near the town of Stendal, Germany. We estimate the overall cost of this project at about E1.0 billion, and the performance of this project will have a material impact on our financial condition and operating performance. The construction of the Stendal mill is subject to various risks and uncertainties customary to larger "greenfield" projects of this nature which may result in the Stendal project not proceeding or being completed as scheduled or budgeted. Such delays and cost overruns may result from the lack of availability and cost of materials and labor, construction delays, equipment failures or damage, weather conditions, industrial accidents, governmental regulations, changes to government assistance, delays in obtaining or amending our permits, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship or defective equipment or installation. Further, the Stendal mill could experience operating difficulties or delays during the start-up period when production is being ramped up and the Stendal mill may not achieve our planned production, quality or cost projections.

     The Stendal project will also be subject to extensive and complex regulations and environmental compliance which may result in unanticipated delays, in substantial costs to Zellstoff Stendal GmbH ("Stendal") and/or its shareholders, including us, or in the Stendal project being changed or not being completed at all. Any change in the foregoing could have a material adverse impact on our business, financial condition, results of operations and cash flow.

     The implementation of the Stendal project commenced in 2002 and is currently scheduled to be completed by the third quarter of 2004. However, there can be no assurance that the Stendal project will be completed as currently planned or that, if completed, the mill will perform as currently planned.

WE  ARE  EXPOSED  TO  CURRENCY  EXCHANGE  RATE  FLUCTUATIONS.

     Approximately 67.9% of our sales in the three months ended March 31, 2003 were in products quoted and listed in U.S. dollars while most of our operating costs and expenses are incurred in Euros. Our results of operations and financial condition are reported in Euros. A significant increase in the value of the Euro relative to the U.S. dollar would reduce the amount of revenues in Euros realized by us from sales denominated or priced in U.S. dollars. This would reduce our operating margin and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operation and cash flow.

WE  USE  DERIVATIVES  TO  MANAGE  CERTAIN  RISK.

     A significant amount of our sales revenue is based on pulp sales priced in U.S. dollars while our reporting currency is Euros and our costs are predominantly in Euros. We therefore use foreign currency derivative instruments primarily to manage against depreciation of the U.S. dollar against the Euro.

     We also use derivative instruments to limit our exposure to interest rate fluctuations. Concurrently with entering into the financing for the Stendal project, Stendal entered into variable to fixed rate interest swaps for the full term of the facility to manage its interest rate risk exposure with respect to a maximum aggregate amount of approximately $612.6 million of the principal amount of such facility. Zellstoff-und Papierfabrik Rosenthal GmbH & Co. KG ("Rosenthal") also enters into currency swap, currency forward, interest rate and interest cap derivative instruments in connection with its outstanding floating rate indebtedness. Our derivative instruments are marked to market. If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. For example, in 2002 our operating results were affected by our derivative instruments, including net gains of E23.4 million on Rosenthal derivatives and E30.1 million in unrealized losses when our Stendal derivatives were marked to market.

     Further, we may in the future use derivative instruments to manage pulp price risks. The purpose of our derivative activity may also be considered speculative in nature; our management does not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our management's perception of future economic events and developments.

FLUCTUATIONS IN THE PRICE AND SUPPLY OF OUR RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

     Wood chips and pulplogs comprise the fiber used by the mill operated by Rosenthal (the "Rosenthal mill") and which will be used by the Stendal mill. The fiber used by our paper mills consists of waste paper and pulp. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulplogs is primarily affected by the supply and demand for lumber. The cost of fiber for our paper mills is primarily affected by the supply and demand for paper and pulp. Demand for these raw materials is determined by the volume of pulp and paper products produced globally and regionally. The markets for pulp and paper products, including our products, are highly variable and are characterized by periods of excess product supply due to many factors, including periods of insufficient demand due to weak general economic activity or other causes. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if we are unable to pass along price increases to our customers.

     We do not own any timberlands, have any governmental timber concessions or have any long-term fiber contracts. Although raw materials are available from a number of suppliers, and we have not historically experienced supply interruptions or substantial price increases, our requirements will increase when the Stendal mill commences production and we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quality of fiber we receive could be reduced as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation, acts of god and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow.

WE  ARE  CHANGING  OUR  SYSTEM  FOR  PROCURING  FIBER.

     Historically, the fiber requirements for the Rosenthal mill were procured by a third party. The agreement with this party will expire shortly and will not be renewed as we have organized our own internal wood procurement department. There can be no assurance that this department will be able to procure our fiber requirements on terms as favorable as those achieved by the third party.

WE  OPERATE  IN  HIGHLY  COMPETITIVE  MARKETS.

     We sell our products primarily in Europe and the markets for our products are highly competitive. A number of global companies compete in each of our markets and no company holds a dominant position. For both pulp and paper, many companies produce products that are largely standardized. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future.

WE  ARE  DEVELOPING  A  NEW  SALES  ORGANIZATION.

     Historically, most of our kraft pulp sales were handled through an independent sales agency agreement. We chose not to renew this sales agency agreement when it expired in December 2002. We are now conducting all sales and marketing of our kraft pulp internally through our sales staff and through independent agents and also intend to handle all of the pulp sales for the Stendal mill in this manner when it is operational. We cannot assure you that our internal sales staff and independent agents will be able to sell the combined pulp production of the Rosenthal mill and Stendal mill on terms as favorable as those achieved by the independent third party. Accordingly, this could have a material adverse impact on our business, financial condition, results of operations and cash flow.

WE  ARE  SUBJECT  TO  EXTENSIVE  ENVIRONMENTAL  REGULATION.

     We are subject to extensive environmental laws and regulations. These laws and regulations impose stringent standards on us regarding, among other things, air emissions, effluent discharges and remediation of environmental contamination. We may incur substantial costs to comply with current requirements or newer environmental laws that might be adopted. In addition, we may discover currently unknown environmental problems or conditions in the future and may incur substantial costs in correcting such problems or conditions.

WE  ARE  SUBJECT  TO  RISKS  RELATED  TO  OUR  EMPLOYEES.

     The majority of our employees in Germany are represented by the Industriegewerkschaft Bergbau-Chemie-Energie, a national union that represents pulp and paper workers in Germany. The collective agreement relating to employees at our paper mills expires at the end of 2003. We expect to negotiate a new collective agreement for employees at our paper mills in the second half of 2003. For our pulp workers, we have agreed to negotiate in respect of an additional wage increase for August 2003 depending upon the general economic conditions. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate an acceptable collective agreement with our employees, either upon the expiration of the existing collective agreement with our employees at the paper mills or in potential wage negotiations with our pulp workers. This could result in a strike or work stoppage by the affected workers. The renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE  RELY  ON  GERMAN  FEDERAL  AND  STATE  GOVERNMENT  GRANTS  AND  GUARANTEES.

     We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees. Should either the German federal or state governments fail to honor legislative grants and guarantees, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE  ARE  DEPENDENT  ON  KEY  PERSONNEL.

     Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

     *     sales  and  marketing;

     *     reducing  operating  costs;

     *     identifying capital projects which provide a high rate of return; and

     *     prioritizing  expenditures  and  maintaining  employee  relations.

     The loss of our officers or any one of them could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance on any of our executive or senior mill operating officers.

WE  MAY  EXPERIENCE  DISRUPTIONS  TO  OUR  PRODUCTION  AND  DELIVERY.

     Major production disruptions over an extended period of time, such as disruptions caused by fire, earthquake or flood or other natural disasters, as well as disruptions due to equipment failure due to wear and tear, design error or operator error, among other things, could adversely affect our business, financial condition, results of operation and cash flow. Our operations also depend upon various forms of transportation to receive raw materials and to deliver our products. Any prolonged disruption in any of these transportation networks could have a material adverse impact on our business, financial condition, results of operations and cash flow.

OUR  INSURANCE  COVERAGE  MAY  NOT  BE  ADEQUATE.

     We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our pulp and paper mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage.

OUR DECLARATION OF TRUST, SHAREHOLDER RIGHTS PLAN AND WASHINGTON STATE LAW MAY HAVE ANTI-TAKEOVER EFFECTS WHICH WILL MAKE AN ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT.

     Our board of trustees is divided into three classes of trustees with staggered terms. The existence of a classified board may render certain hostile takeovers more difficult and make it more difficult for a third party to acquire control of Mercer in certain instances, thereby delaying, deferring or preventing a change in control that a holder of our shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of our board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of our board of trustees in a relatively short period of time.

     We have adopted a shareholder rights plan, which we expect to renew, pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock or shares of beneficial interest upon the happening of certain events. These rights could generally discourage a merger or tender offer for our shares of beneficial interest that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest.

     Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of Mercer. Certain of such measures may be adopted without any further vote or action by the holders of our shares of beneficial interest. These measures may have anti-takeover effects, which may delay, defer or prevent a takeover attempt that a holder of our shares of beneficial interest might consider in its best interest.

     We are subject to the provisions of the Revised Code of Washington, Chapter 23B.19, which prohibits a Washington corporation, including Mercer, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquiring person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales as well as certain transactions resulting in a financial benefit to the acquiring person. Subject to certain exceptions, an "acquiring person" is a person who, together with affiliates and associates, owns, or within five years did own, 10% or more of the corporation's voting stock.

                             FIXED CHARGES COVERAGE

     Our consolidated ratio of earnings to fixed charges is as set forth in the table below:


                                             YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                             -----------------------               ----------------------------
                                       1998    1999(1)   2000    2001   2002           2002           2003
                                       ----    ------    ----   -----   ----           ----           ----

Ratio of earnings to fixed charges(2)   1.5       -(3)    3.1   0.8(3)  -(3)           -(3)           -(3)
___________


(1) In 1999, we effected the conversion of our Rosenthal mill from a sulphite to a kraft process, which resulted in production downtime from July to December.

(2) The ratio of earnings to fixed charges has been computed by dividing income before income taxes, minority interest and fixed charges, by fixed charges. Fixed charges consist of interest expense plus capitalized interest.

(3) For the years ended December 31, 1999, 2001 and 2002, our deficiency of earnings to fixed charges was 44.0 million, 2.7 million and 20.7 million, respectively. For the three month periods ended March 31, 2002 and 2003, our deficiency of earnings to fixed charges was 5.4 million and 18.0 million, respectively.


             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth selected historical financial and operating data as at and for the periods indicated. Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro. Accordingly, the following selected financial data for periods prior to the year ended December 31, 2002 has been restated in Euros and reclassified to conform with the current year's presentation. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes.

     Selected historical financial data as at and for the periods ended December 31, 1998 and 1999 are included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this offering memorandum. Management believes that the financial data relating to 1998 and 1999 does not provide a meaningful comparison of financial and operating data to the periods shown below. In 1999, the Rosenthal mill was shut down from July to December while we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 tonnes to approximately 300,000 tonnes. Between 1998 and 2000, we owned and operated an additional four paper mills that produced packaging, carton and printing papers which have been divested pursuant to our strategy to focus on our core operations.


                                                                           YEAR ENDED DECEMBER 31,
                                                                           -----------------------
                                                                    2000         2001(1)         2002(1)
                                                                    ----         ------          -------

                                                          (in thousands, except for per share, tonne and ratio data)

STATEMENT OF OPERATIONS DATA:
Revenues                                                            E258,883     E216,447        E239,132
  Cost of sales                                                      193,704      184,679         213,463
  General administration and other                                    15,514       18,436          24,979
                                                                    --------     --------        --------

Income (loss) from operations                                         49,665       13,332             690
  Interest expense                                                   (15,198)     (16,170)        (13,753)
  Other income (expense)                                              (2,337)          98          (4,488)
                                                                    --------     --------        --------

Income (loss) before income taxes and minority interest               32,130       (2,740)        (17,551)
  Benefit from (provision for) income taxes                             (117)         (83)            264
  Minority interest                                                        -            -          10,965
                                                                    --------     --------        --------

Net income (loss)                                                   E 32,013     E (2,823)       E (6,322)(2)
                                                                    ========     ========        ===========

Earnings (loss) per share:
  Basic                                                             E   1.91     E  (0.17)       E  (0.38)
  Diluted                                                           E   1.87     E  (0.17)       E  (0.38)(2)
Shares used in computing earnings (loss) per share:
  Basic                                                               16,779       16,875          16,775
  Diluted                                                             17,144       16,875          16,775


                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                         2002(1)            2003(1)
                                                        --------           --------

                                                                (unaudited)
                                      (in thousands, except for per share, tonne and ratio data)
STATEMENT OF OPERATIONS DATA:
Revenues                                                E 62,477           E 50,401
  Cost of sales                                           54,961             46,066
  General administration and other                         6,630              4,807
                                                        --------           --------

Income (loss) from operations                                886               (472)
  Interest expense                                        (4,018)            (2,463)
  Other income (expense)                                  (2,257)           (11,811)
                                                        --------           --------

Income (loss) before income taxes and minority interest   (5,389)           (14,746)
  Benefit from (provision for) income taxes                    -                (12)
  Minority interest                                            -              3,836
                                                        --------           --------

Net income (loss)                                       E (5,389)          E (10,922)(2)
                                                        ========           =========

Earnings (loss) per share:
  Basic                                                 E  (0.32)          E  (0.65)
  Diluted                                               E  (0.32)          E  (0.65)(2)
Shares used in computing earnings (loss) per share:
  Basic                                                   16,875             16,875
  Diluted                                                 16,875             16,875



                                                         YEAR ENDED DECEMBER 31,       AS OF MARCH 31,
                                                     ------------------------------    ---------------
                                                     2000       2001(1)      2002(1)       2003(1)
                                                     ----       -------      ------        ------

                                                                                     (unaudited)
                                                                    (in thousand)
BALANCE SHEET DATA:
Cash and cash equivalents                          E  19,689  E  11,741    E  30,261     E  21,981
Restricted cash                                       26,775     33,388       48,254(3)     48,836(3)
Working capital                                       28,388     15,544        6,328        13,501
Total assets                                         429,724    429,593      599,750(4)    594,193(4)
Debt, current portion, and note payable               29,822     25,752       17,138        18,114
Note payable, construction in progress                     -          -       15,000        15,000
Debt, less current portion(5)                        221,772    216,871      205,393(5)    198,106
Debt, construction in progress, less current portion       -          -      146,485       159,649
Shareholders' equity                                 133,497    131,613      124,969       119,554



                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                              2000        2001(1)    2002(1)
                                                              ----        ------     ------

                                                       (in thousands, except  tonne and ratio data)
OTHER DATA:
Net cash from operating activities                            E 43,395    E 29,783   E 39,734
Capital expenditures                                          E 27,028    E 10,097   E 13,800(6)
EBITDA(7)                                                     E 73,711    E 36,298   E 26,304
Ratio of EBITDA to interest expense                                4.9         2.2        1.9
Ratio of debt, less current portion,(5) to EBITDA                  3.0         6.0        7.8
Net cash from operating activities interest coverage(8)            3.9         2.9        3.3
EBITDA TO INCOME (LOSS) FROM OPERATIONS RECONCILIATION:
Income (loss) from operations                                 E 49,665    E 13,332   E    690

                                        8


Add: Depreciation                                               24,046      22,966     25,614
                                                              --------    --------   --------

EBITDA                                                        E 73,711    E 36,298   E 26,304
                                                              ========    ========   ========
PULP SEGMENT - OPERATING DATA:
Sales volume (tonnes)                                          239,552     285,654    293,607
Productivity (tonnes produced per day)                             736         876        887
Average price realized (per tonne)                            E    667    E    512   E    443
Cash production costs (per tonne sold)(9)                     E    353    E    342   E    312
Income (loss) from operations                                 E 54,999    E 19,854   E  4,773
Depreciation                                                  E 20,481    E 21,422   E 21,567

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                          2002(1)              2003(1)
                                                          -------             --------
                                                                   (unaudited)
OTHER DATA:
Net cash from operating activities                        E  2,257            E  4,837
Capital expenditures                                      E  3,188            E  2,196(6)
EBITDA(7)                                                 E  7,655            E  5,449
Ratio of EBITDA to interest expense                            1.9                 2.2
Ratio of debt, less current portion,(5) to EBITDA              n/a                 n/a
Net cash from operating activities interest coverage(8).       1.6                 1.9
EBITDA TO INCOME (LOSS) FROM OPERATIONS RECONCILIATION:
Income (loss) from operations                             E    886            E   (472)
Add: Depreciation                                            6,769               5,921
                                                          --------            --------

EBITDA                                                    E  7,655            E  5,449
                                                          ========            ========
PULP SEGMENT - OPERATING DATA:
Sales volume (tonnes)                                       73,498              78,479
Productivity (tonnes produced per day)                         826                 840
Average price realized (per tonne)                        E    458            E    400
Cash production costs (per tonne sold)(9)                 E    320            E    310
Income (loss) from operations                             E  2,186            E (1,438)
Depreciation                                              E  5,397            E  5,384

_____________

(1) In December 2001, we acquired Landqart AG ("Landqart"), which operates a specialty paper mill, for approximately $2.7 million. Results from the Landqart mill are not included in our results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 tonnes for E39.7 million in the year ended December 31, 2002 and 4,562 tonnes for E10.0 million in the three months ended March 31, 2002. At the end of 2002, we sold 20% of our interest in Landqart and reorganized our remaining interest into an indirect 39% minority interest through a limited partnership without recognizing a gain or loss. As of December 31, 2002, our interest in the Landqart mill was no longer consolidated and is included in our financial results on an equity basis.

(2) Excluding items related to the Stendal project, net income (loss) would have been E12.8 million and E(4.3) million, or E0.76 and E(0.26) per share on a diluted basis, for the year ended December 31, 2002 and for the three months ended March 31, 2003, respectively, which was determined by adding the loss on derivative financial instruments of E30.1 million and E10.4 million to, and subtracting minority interest of E11.0 million and E3.8 million from, the reported net loss of E6.3 million and E10.9 million for the year ended December 31, 2002 and for the three months ended March 31, 2003, respectively. As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses our consolidated operating results excluding items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information on the performance of our operating facilities for a reporting period.

(3) Comprised of E9.5 million and E8.1 million for payment of construction in progress costs payable, and E19.1 million and E19.1 million in a debt service account, as at December 31, 2002 and March 31, 2003, respectively, both relating to construction in progress at the site of the Stendal mill. In addition, E19.7 million and E21.6 million was in a debt service account as at December 31, 2002 and March 31, 2003, respectively, relating to the Rosenthal mill.

(4) Includes approximately E186.9 million and E192.8 million as at December 31, 2002 and March 31, 2003, respectively, related to properties construction in progress at the site of the Stendal mill.

(5) Refers to debt, less current portion, as stated under long-term liabilities in our consolidated balance sheet for the specified periods.

(6) Excluding capital expenditures of approximately E186.9 million and E23.9 million during the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, relating to the Stendal project.

(7) We define EBITDA for this purpose as income (loss) from operations plus depreciation and amortization. Management uses EBITDA as a benchmark measurement of its own operating results and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe it is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Because all companies do not calculate EBITDA in the same manner, EBITDA as calculated by us may differ from EBITDA as calculated by other companies.

(8) Net cash from operating activities interest coverage has been computed by dividing net cash from operating activities plus income tax expense and interest expense, by interest expense. Management uses this as one measure of its ability to utilize cash from operating activities for its interest expense requirements and management believes such information is useful to investors in understanding operating coverage for such interest expense obligations.

(9) Cash production costs per tonne sold are determined by subtracting depreciation and shipping and handling costs from cost of sales for the pulp segment divided by sales volume.


                                    BUSINESS

CORPORATE  STRATEGY  AND  COMPETITIVE  POSITION

     Our corporate strategy is to create shareholder value within the context of a long-term, inclusive stakeholder approach. We expect to pursue focused expansion of our asset and earnings base through acquisitions primarily in Europe and North America and through organic growth. We seek to acquire interests in companies and assets in the pulp and paper industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. We pursue organic growth through focused capital expenditures designed to produce a high return by increasing production, reducing costs and improving quality. Key features of our strategy include:

     * Creating Value. We only operate in areas and grades of products where we can effectively compete. As a result, we focus on pulp production where we maintain certain cost advantages over most competitors. Further, our paper operations are primarily focused on producing niche paper products where our technical skills and machine configurations permit us to exploit market opportunities. We have made substantial capital expenditures at the Rosenthal mill and are constructing a new state-of-the-art northern bleached softwood kraft ("NBSK") pulp mill at Stendal in order to keep our operating costs as low as possible and maximize potential profitability. We have restructured and sold assets on a strategic basis, such as our recycled printing papers and our packaging facilities, where we believe that limited opportunity existed for us to add significant value.

     * Stakeholder Approach. The ultimate measure of our success is evidenced by our financial results and public market valuation. We believe we can maximize this success through cooperative relationships we maintain with management and employees, customers and suppliers, communities and the environment, as well as governments and regulatory bodies. Our management decisions are driven by a long-term approach to value creation.

     * Pursuing Growth. We have successfully acquired under-performing assets and implemented turn-arounds and restructurings and we continue to evaluate similar opportunities. We view these acquisitions, which can occur at significant discounts to replacement cost, as having the ability to generate strong value through active management without the need for dilutive financings.

     We believe that our focused corporate strategy has resulted in the following competitive strengths:

     * Stable and Abundant Fiber Supply. There is a significant amount of high-quality fiber within a close radius of the Rosenthal mill and in the region of the Stendal mill. This fiber supply, combined with our purchasing power, provides us with an ability to enter into contracts which have provided us with relatively stable prices and volumes.

     * Close Proximity to Customers. A significant portion of the pulp consumed in Europe is imported. Due to the proximity of the Rosenthal mill to most of our customers, we benefit from lower transportation costs relative to our major competitors. The Stendal mill will be similarly located and we believe it will have similar cost benefits. Additionally, we believe our ability to deliver pulp on a timely basis enhances customer satisfaction and has made us a preferred supplier for many customers.

     * Low Cost Pulp Operations. The recent significant capital investments at the Rosenthal mill have resulted in a facility which ranks in the lowest cost quartile of global competitors for softwood kraft pulp delivered to Europe. Despite low realized pulp pricing in 2002, Rosenthal generated an operating profit and achieved debt service coverage levels sufficient to allow for cash distributions to Mercer Inc. Furthermore, we expect our overall cost structure to improve because the Stendal mill is designed to have even lower production costs than the Rosenthal mill.

     * Advantageous Financing Structures. As a result of government guarantees and grants, project financing structures for both our Rosenthal mill and the Stendal project provide us with relatively low debt costs, initial terms of 15 years, and fixed amortization schedules, all without further financial recourse to Mercer Inc.

     * Quality of Pulp Products. Our Rosenthal mill is increasing the proportion of its sales of reinforcement pulp, which is used to produce stronger papers and generally obtains the highest price. The Stendal mill is similarly expected to produce a very high quality NBSK product, although from a slightly different species mix, resulting in a complementary product more suitable for different end uses.

     * Focused Niche Paper Operations. Our paper operations primarily focus on producing high value products for local and regional markets, taking advantage of the relative sizes and configurations of our paper machines, our technical knowledge and market growth in such areas.

THE  PULP  INDUSTRY

PULP  MARKETS

     In 2001, total worldwide consumption of market pulp was approximately 42 million metric tonnes, comprised of various types of market pulp as illustrated below:


                  2001 WORLD MARKET PULP CONSUMPTION BY GRADE

MARKET PULP                           BLEACHED SOFTWOOD KRAFT PULP
-----------                           ----------------------------
Bleached Softwood Kraft      45%      Northern Bleached Softwood Kraft      28%
Bleached Hardwood Kraft      41%      Southern Bleached Softwood Kraft      11%
       Unbleached Kraft       5%                                 Other       6%
               Sulphite       3%                                          -----
             High Yield       6%                                            45%
                            ----                                          =====
                            100%
                            ====

_______________

Source:  Pulp  and  Paper  Products  Council

     Although demand is cyclical and has weakened during the recent global economic slowdown, demand for bleached market pulp has been growing over the long term at an average rate of approximately 3% annually worldwide and approximately 2% annually in Europe and the growth rate for demand for NBSK pulp reflects similar trends. The following chart describes the worldwide NBSK pulp demand for the specified periods:


                      WORLDWIDE NBSK PULP DEMAND
                        (thousands of tonnes)

                      YEAR               TONNES
                      ----               ------
                      1990               8,415
                      1991               8,565
                      1992               8,685
                      1993               9,315
                      1994              10,085
                      1995              10,155
                      1996              10,230
                      1997              10,730
                      1998              10,850
                      1999              11,925
                      2000              12,155
                      2001              11,670


_____________

Source:  Pulp  and  Paper  Products

     Approximately 14 million tonnes of market pulp is consumed in Europe annually, of which approximately 6.3 million tonnes is comprised of NBSK pulp. The following map provides an overview of the estimated trade flows of market pulp in 2001, with Europe importing substantial quantities of pulp from the
Americas:

                  2001 TRADE FLOWS IN PULP FOR EUROPE (CEPI)(1)
                              (thousands of tonnes)


EXPORTS TO                           IMPORTS FROM
----------                           ------------
          Africa             86                Africa               257
            Asia            695                  Asia               441
Europe (non-CEPI)           406      Europe (non-CEPI)              642
    Latin America            12          Latin America            1,827
    North America           139          North America            4,529

_____________

Source:  Confederation  of  European  Paper  Industries  ("CEPI")

(1) Europe (CEPI) means the European Union countries (excluding Luxembourg) plus the Czech Republic, Hungary, Norway, the Slovak Republic and Switzerland.

     Within Europe, Germany is the largest pulp market and consumes approximately five million tonnes of market pulp annually relying largely on imports from North America and Scandinavia. Approximately 35% of the market pulp consumed in Germany is NBSK grade. In 2001, the top five importing countries in continental Europe were as follows:


                                 IMPORTS OF KRAFT PULP FROM
                      ------------------------------------------------
MARKET                   EUROPE(1)                   OUTSIDE EUROPE
-------------         ----------------            --------------------
                                  (thousands of tonnes)
Germany                  1,796                       1,418
Italy                      843                       1,800
France                     669                       1,244
Netherlands                332                         319
Spain                      309                         310

_____________

Source:   Confederation  of  European  Paper  Industries

(1) Europe means the European Union countries (excluding Luxembourg) plus the Czech Republic, Hungary, Norway, the Slovak Republic and Switzerland.

KRAFT  PULP  PRICING

     Global economic conditions, changes in production capacity and inventory levels are the primary factors affecting kraft list pulp prices. Kraft list pulp prices are quoted in U.S. dollars. Historically, kraft list pulp prices have been cyclical in nature. The following chart illustrates average annual NBSK list pulp prices since 1990:

                   GLOBAL AVERAGE ANNUAL NBSK LIST PULP PRICES


                     YEAR                      $PER TONNE
                     ----                      ----------
                     1990                          807
                     1991                          574
                     1992                          559
                     1993                          457
                     1994                          565
                     1995                          875
                     1996                          572
                     1997                          583
                     1998                          547
                     1999                          542
                     2000                          685
                     2001                          558
                     2002                          490
                     April 2003(1)                 560

___________
Source:  Pulp  &  Paper  Week

(1)     List  price  during  month  of  April  2003.

     The average annual list prices for NBSK pulp between 1990 and 2002 ranged from a low of approximately $444 per tonne in 1993 to a high of approximately $875 per tonne in 1995.

     The 1995 price peak was followed by a steep decline as inventory levels for Norscan producers grew to over 2.5 million tonnes by early 1996. Between 1996 and 1999, list pulp prices remained relatively low due in part to the Asian financial crisis which began in late 1997.

     Prices started to recover in 1999 due to a combination of factors including a recovery in the Asian economy, the shutdown of unprofitable mills or older mills in need of environmental upgrades and a decline in capacity expansion. This contributed to tightening inventory levels among Norscan producers, which fell to approximately 1.1 million tonnes in June 2000, resulting in list prices increasing to an average of approximately $710 per tonne in the fourth quarter of 2000. However, the decline of the American and major European economies in 2001 caused a sharp reduction in paper demand. As a result, Norscan pulp inventories rose to a high of approximately two million tonnes in early 2001 and list price levels eroded to an average of approximately $460 per tonne in late 2001. Inventory levels ranged between approximately 1.3 million and 1.9 million tonnes in 2002, and list prices averaged approximately $463 per tonne in 2002. Lower producer inventories in early 2003 resulted primarily from supply disruptions and increased demand in Asia which resulted in producers increasing list prices for kraft pulp in Europe to approximately $520 per tonne in March 2003. Pulp producers, including ourselves, implemented a further $40 per tonne increase for NBSK list pulp prices in April 2003.

OUR  PULP  CASH  PRODUCTION  COSTS

     The Rosenthal mill commenced operations in December of 1999. As production and sales ramped-up and increased, we achieved efficiencies within our mill operations, resulting in lower per unit costs. Cash production costs for the periods indicated below are as follows:


                                YEAR ENDED DECEMBER 31,                   THREE MONTHS  ENDED MARCH 31,
                                -----------------------                   ----------------------------
COSTS                      2000           2001           2002                  2002          2003
-----                      ----           ----           ----                  ----          ----
                                                                                   (unaudited)
                                                     (per tonne)
Fiber                      E  180         E  184         E  178                E  178        E  184
Labor                          63             57             54                    56            52
Chemicals                      53             48             38                    46            45
Energy                         13             18              9                    11             -
Other                          44             35             33                    29            29
                           ------        -------         ------                ------        ------

Total cash production
   costs(1)                E  353        E   342         E  312                E  320        E  310
                           ======        =======         ======                ======        ======

___________

(1)     Excluding  depreciation  and  shipping  and  handling  costs.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           MERCER  INTERNATIONAL  INC.

                            /s/  Jimmy  S.H.  Lee
                           --------------------------------------
                           Jimmy  S.H.  Lee
                           President and Chief Executive Officer


Date:  May  12,  2003